Exhibit 10.13

411 Seventh Avenue	Telephone: 412-393-4150
Mail Drop 16-3	Fax: 412-393-4151
Pittsburgh, PA 15219	E-mail: mhogel@duqlight.com
MAUREEN L. HOGEL Senior Vice President and Chief Legal and Administrative Officer

[date]

Re:	Performance-Based Deferred Stock Unit Award

[Name of participant]

It is my pleasure to notify you that effective [date] the Compensation Committee of the Board of Directors (the “Committee”) of Duquesne Light Holdings, Inc. (“the Company”) granted you a Performance-Based Deferred Stock Unit Award of              shares of Common Stock, no par value, of DLH (“Common Stock”) as set forth on your Performance-Based Deferred Stock Unit Award Acceptance Form (enclosed). Your Performance-Based Deferred Stock Unit Award is granted under, and subject to the terms and conditions of, the Duquesne Light Holdings, Inc. 2002 Long-Term Incentive Plan, as it may be amended from time to time (the “Plan”), and to the further conditions set forth in this letter.

Definitions

For purposes of this letter agreement, the capitalized terms set forth below shall have the following meanings:

Change in Control means, and shall be deemed to have occurred upon, the first to occur of any of the following events:

(a) The acquisition by any individual, entity, or group (a “Person”), including a “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of twenty percent (20%) or more of either: (i) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”); or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however the following: (A) any acquisition directly from the Company (excluding an acquisition resulting from the exercise of an exercise, conversion, or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company); (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition by any corporation pursuant to a transaction which complies with subclauses (i), (ii), and (iii) of clause (c) below;

(b) During any twenty-four (24) consecutive month period, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such twenty-four (24) month period shall be deemed to have satisfied such twenty-four (24) month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such period) or by prior operation of the provisions of this clause (b);

(c) The consummation of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which: (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation, which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be; (ii) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, twenty-five percent (25%) or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, twenty-five percent (25%) or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors; and (iii) individuals who were Incumbent Directors will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(d) The consummation of a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control will not be deemed to have occurred by reason of a distribution of the voting securities of any of the Company’s subsidiaries to the stockholders of the Company, or by means of an initial public offering of such securities.

Basic Earnings Per Share from Continuing Operations means, for any period, (i) the total revenue earned by the Company from continuing operations for such period, less the Company’s cost of sales, operating expenses and taxes from continuing operations for such period, divided by (ii) the average daily number of shares of the Company common stock outstanding during such period.

EPS Performance Period means the period beginning on                      and continuing until                     .

Fair Market Value shall mean, with respect to a share of stock on a specific day, the last quoted sales price for such stock on such day on a national securities exchange or, if no such sale is recorded on such day, the most recent day on which a sale of such stock was recorded.

Performance-Based Deferred Stock Unit Award means an award of an opportunity to earn a number of shares of Common Stock in the EPS Performance Period or the TSR Performance Period, as applicable

Total Shareholder Return means, with respect to a share of stock for any period, the percentage determined by dividing (i) the sum of (A) the increase in the Fair Market Value of such share during such period and (B) the dollar amount of dividends paid in cash and the fair market value of dividends paid in a form other than cash with respect to such share during such period, divided by (ii) the Fair Market Value of such share on the first day of such period.

TSR Performance Period means the period beginning on                      and continuing until                     . The closing price of a share of Common Stock was $             on                     , the starting date of the performance period.

Withholding Obligations means the amount of federal, state and local income and payroll taxes DLH determines in good faith must be withheld with respect to a Performance-Based Deferred Stock Unit Award. Withholding Obligations may be settled by the participant, as permitted by the Committee in its discretion, in shares of DLH

Common Stock otherwise deliverable under this agreement, cash, previously owned shares of DLH Common Stock or any combination of the foregoing.

The Plan

Your Performance-Based Deferred Stock Unit Award is subject to the terms and conditions of the Plan. This letter agreement is the award agreement referred to in Section 7(A)(i) of the Plan. If there is any conflict between the Plan and this letter agreement, the provisions of the Plan will control, except as expressly set forth in the next two sections (Change in Control and Other Agreements). Any dispute or disagreement which may arise under or in any way relate to the interpretation or construction of the Plan or this letter agreement will be resolved by the Committee in its sole and absolute discretion and the decision will be final, binding and conclusive for all purposes.

Change in Control

Upon the occurrence of a Change in Control, the Committee shall determine the number of shares of Common Stock subject to the Performance-Based Deferred Stock Unit Award that had become Vested Shares prior to the Change in Control, and stock certificates (or, at the discretion of the Committee, an amount in cash or a combination of cash and stock certificates, with the case in each case representing the fair market value of the stock certificates that would otherwise be due under the Performance-Based Deferred Stock Unit Award) representing the number of such Vested Shares shall be delivered to the participant as soon as reasonably practicable after the date of the Change in Control. Certificates representing the remaining shares of Common Stock subject to the Performance-Based Deferred Stock Unit Award shall be delivered at the time or times otherwise specified in this letter agreement.

Other Agreements

Notwithstanding any provision hereof to the contrary, if you are a party to an employment agreement, change in control, severance, or similar plan, policy or agreement that provides for accelerated payment and/or other modifications of the terms and/or conditions of your Performance-Based Deferred Stock Unit Award or other stock-based awards upon the happening of certain events (including, but not by way of limitation, changes in control and/or terminations of employment), the provisions of such other plan, policy or agreement, as the case may be, shall supercede the provisions contained in this agreement to the extent such other provisions would provide benefits to you greater than those provided in this agreement.

Determination of Vested Shares

Subject to your timely execution and return of the Performance-Based Deferred Stock Unit Award Acceptance Form attached hereto as Exhibit A, the extent to which the shares of Common Stock subject to your Performance-Based Deferred Stock Unit Award will be transferred to you after the end of the EPS Performance Period and the TSR Performance Period will be determined by the Committee, in its sole and absolute discretion. As promptly as administratively feasible but in no event later than the date sixty (60) days following the last day of the EPS Performance Period and the TSR Performance Period, the Committee shall determine the number of shares subject to the Performance-Based Deferred Stock Unit Award to be issued by the Company and transferred to you, as follows:

•	50% of the shares of Common Stock subject to your Performance-Based Deferred Stock Unit Award (the “EPS Deferred Stock Unit Award”) will be issued by the Company and transferred to you after the end of the EPS Performance Period on the basis of achievement of Basic Earnings Per Share from Continuing Operations targets. The number of shares of Common Stock that will be issued with respect to the EPS Deferred Stock Unit Award shall be the percentage applicable to the cumulative Basic Earnings Per Share from Continuing Operations for the Company Common Stock for the EPS Performance Period, as set forth in the Cumulative Basic Earnings Per Share from Continuing Operations Table attached hereto as Exhibit B.

•	50% of the shares of Common Stock subject to your Performance-Based Deferred Stock Unit Award (the “TSR Deferred Stock Unit Award”) will be issued by the Company and transferred to you after the end of the TSR Performance Period on the basis of achievement of cumulative Total Shareholder Return targets. The number of shares of Common Stock that will be issued with respect to the TSR Deferred Stock Unit Award shall be the percentage applicable to the percentile ranking of the cumulative Total Shareholder Return for Common Stock within the Standard and Poor’s Mid-Cap Utility Index for the TSR Performance Period, as set forth in the Cumulative Total Shareholder Return Table attached hereto as Exhibit C.

The shares of Common Stock subject to your Performance-Based Deferred Stock Unit Award that becomes transferable to you after the end of the EPS Performance Period and the TSR Performance Period on the basis of the achievement of the foregoing Basic Earnings Per Share from Continuing Operations and Total Shareholder Return targets are referred to in this letter agreement as “Vested Shares.”

Payment of Awards and Delivery of Certificates

Subject to the Withholding Obligations and any requirements of this letter agreement then applicable, within sixty (60) days after the end of the EPS Performance Period and the TSR Performance Period, the Company shall deliver to you certificates representing the Vested Shares unless you have elected to defer receipt of the Vested Shares to a later date (which date may be no earlier than                     ) by timely completing and returning the Deferral Election Form attached hereto as Exhibit D, in which case, the Company will deliver certificates representing the Vested Shares as such time as may be specified in your Deferral Election Form (or any Deferral Election Form that is completed and returned to the Company in accordance with procedures established by the Company for such purpose). If you elect to defer receipt of your Vested Shares, you will not pay any federal income tax with respect to the payment of the Vested

Shares until the date that they are actually transferred to you. Notwithstanding anything to the contrary in this letter agreement, the Committee may, in its sole discretion, pay up to one-third of your Vested Shares in the form of cash in an amount representing the fair market value of the stock certificates that would otherwise be delivered under your Performance-Based Deferred Stock Unit Award.

Termination of Employment

Your Performance-Based Deferred Stock Unit Award also is subject to the provisions of the Plan. Notwithstanding the foregoing paragraph, if your employment with the Company and each affiliate of the Company is terminated prior to the completion of the EPS Performance Period and the TSR Performance Period for any reason, all of your rights with respect to your Performance-Based Deferred Stock Unit Award and your rights hereunder shall terminate as of the date of your termination of employment and you will, as of that date, forfeit any right to receive payment of any shares of Common Stock subject to your Performance-Based Deferred Stock Unit Award, including any Vested Shares.

Acceptance Form

Enclosed are two copies of your Performance-Based Deferred Stock Units Acceptance Form. IF YOU DESIRE TO ACCEPT THE PERFORMANCE-BASED DEFERRED STOCK UNIT AWARD, YOU SHOULD SIGN BOTH COPIES OF THE PERFORMANCE-BASED DEFERRED STOCK UNIT AWARD ACCEPTANCE FORM IN DUPLICATE, RETURN ONE COPY TO MAUREEN L. HOGEL AND RETAIN THE OTHER COPY FOR YOUR RECORDS. YOUR PERFORMANCE-BASED DEFERRED STOCK UNIT AWARD WILL BE DEEMED TO BE CANCELLED AND BE VOID IF THE SIGNED PERFORMANCE-BASED DEFERRED STOCK UNIT AWARD ACCEPTANCE FORM IS NOT RETURNED TO DLH BY                     .

Information Statement

You are receiving an Information Statement which describes the Plan. You should read the Information Statement, together with the Plan and this letter agreement for a full understanding of the Performance-Based Deferred Stock Unit Award granted to you. Until your Performance-Based Deferred Stock Unit Award is earned by you, you will continue to receive notification if there is a material amendment to the Plan or a change in the law which impacts your rights under the Plan.

Officers and Affiliates - Restrictions

There are certain legal restrictions under the federal securities laws upon officers and affiliates who receive grants of Performance-Based Deferred Stock Units Awards and/or sell shares acquired under the Plan. If you are an officer or affiliate of the Company, you must consult the Corporate Secretary before selling shares under the Plan. Such sales may be restricted in order to ensure compliance with the federal securities laws. You may also consult the Corporate Secretary if you have any questions concerning your status as an “affiliate” of the Company as defined in the Plan.

Federal Income Tax Consequences

Information with respect to the federal income tax consequences of the receipt of Performance-Based Deferred Stock Unit Award, whether in cash or Common Stock, and the subsequent disposition of any shares of Common Stock acquired under the Plan, appears in the Information Statement under the caption “Federal Income Tax Consequences.” The federal income tax consequences are complex. Accordingly, you are encouraged to carefully read the material which was provided and to consult your personal tax adviser with specific reference to your own tax situation.

Withholding of Taxes

The Company will advise you as to the amount of any Federal income, employment or excise taxes required to be withheld as a result of the cash part of your award and the delivery of Common Stock in connection with a Performance-Based Deferred Stock Unit Award, and that state or local income or employment taxes may also be required to be withheld. You will be required to pay any such taxes directly to the Company in cash within ten days after the Company’s notification, and such payment will be made before distribution of stock certificates or cash to you. In lieu of payment of cash, however, you may satisfy your withholding obligation by one, or any combination, of the following: (i) delivering previously acquired shares of Common Stock (valued at their fair market value on the date of delivery) (ii) having cash withheld from any cash otherwise payable to you with respect to your Performance-Based Deferred Stock Unit Award and (iii) having shares of Common Stock withheld from any shares otherwise issuable to you with respect to your Performance-Based Deferred Stock Unit Award (valued at their fair market value on the date of such withholding).

If you do not pay any taxes required to be withheld, the Company may withhold such taxes from any other compensation to which you are entitled from the Company. You agree to hold the Company harmless in acting to satisfy the withholding obligation in this manner if it becomes necessary to do so. Further information regarding withholding of taxes appears in the Information Statement under the caption, “Federal Income Tax Consequences – Tax Withholding.”

Investment Representation

You shall deliver to the Committee, upon demand by the Committee, at the time of any transfer of any shares of Common Stock, a written representation that the shares to be acquired are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such demand, delivery of such representation prior to delivery of any shares of Common Stock shall be a condition precedent to your right to receive any shares.

No Rights as Shareholder

You shall have no rights as a shareholder of the Company with respect to the shares of Common Stock subject to the Performance-Based Deferred Stock Unit Award evidenced hereby unless and until a certificate for shares of Common Stock is issued to you.

Performance-Based Deferred Stock Units Awards Not a Bar to Corporate Event

The existence of the Performance-Based Deferred Stock Unit Award granted hereunder shall not affect in any way the right or the power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of similar character or otherwise.

General Restriction

To the extent any Performance-Based Deferred Stock Unit Award is denominated in Common Stock under this letter agreement, it shall be subject to the requirement that if at any time the Committee shall determine that any listing or registration of the shares of Common Stock or any consent or approval of any governmental body or any other agreement or consent is necessary or desirable as a condition of the issuance of shares of Common Stock or cash in satisfaction thereof, such issuance of shares of Common Stock may not be consummated unless such requirement is satisfied in a manner acceptable to the Committee. The Company shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as the same shall be in effect from time to time) or to take any other affirmative action to cause the issuance of shares to comply with any law or regulation of any governmental authority.

Determinations of Committee

The actions taken and determinations of the Committee made pursuant to this letter agreement and of the Committee pursuant to the Plan shall be final, conclusive and binding upon the Company and upon you. No member of the Committee shall be liable for any action taken or determination made relating to this letter agreement or the Plan if made in good faith.

Miscellaneous

Your Performance-Based Deferred Stock Unit Award may not be transferred otherwise than by will or by the law of descent and distribution. During your lifetime, any share of Common Stock subject to your Performance-Based Deferred Stock Unit Award shall be payable only to you. No assignment or transfer of a Performance-Based Deferred Stock Unit Award or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise (except by will or the laws of descent and distribution), shall vest in the assignee or transferee any interest or right herein whatsoever, and immediately upon such purported assignment or transfer, the Performance-Based Deferred Stock Unit Award shall terminate and become of no further effect.

This letter agreement does not confer any right on you to continue in the employ of the Company or its affiliates, or interfere in any way with the rights of the Company or its affiliates to terminate your employment.

Whenever the word “you” is used in any provision of this letter agreement under circumstances where the provision should logically be construed to apply to your executors, administrators, or the person or persons to whom the Performance-Based Deferred Stock Unit Award may be transferred by will or by the laws of descent and distribution, the word “you” shall be deemed to include such person or persons.

The Plan, or any part thereof, may be terminated or may, from time to time be amended, in accordance with the Plan; provided, however, the termination or amendment of the Plan shall not, without your consent, affect your rights under this letter agreement.

This letter agreement shall be binding upon the successors and assigns of the Company and upon your legal representatives, heirs and legatees. This letter agreement, along with the Plan and the Information Statement, constitutes the entire agreement between you and the Company with respect to the Performance-Based Deferred Stock Unit Award granted to you and supersedes all prior agreements and understandings, oral or written, between you and the Company with respect to the subject matter of this letter agreement. This letter agreement may be amended only by a written instrument signed by you and the Company and will be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania.

Between the date of this letter agreement and the date your Performance-Based Deferred Stock Unit Award is paid to you, you will receive copies of all reports, proxy statements and other communications distributed generally to the shareholders of the Company.

It is recommended that you establish a file for this letter and enclosures as well as any other material you receive regarding the Plan, including the Information Statement.

If you have any questions with respect to your Performance-Based Deferred Stock Unit Award, please direct your inquiry to Maureen L. Hogel, Senior Vice President and Chief Legal and Administrative Officer, Duquesne Light, 411 Seventh Avenue, 16th Floor (16-3), Pittsburgh, PA 15219.

Very truly yours,

Maureen L. Hogel

Enclosures

EXHIBIT A

PERFORMANCE-BASED DEFERRED STOCK UNIT AWARD ACCEPTANCE FORM

I, the undersigned participant, accept the grant of the Performance-Based Deferred Stock Unit Award confirmed by the attached letter agreement effective [date], for the number of shares set forth below. Also, I understand that the number of shares set forth below represents my grant, and that the extent to which those shares are awarded will be determined based on cumulative Basic Earnings Per Share from Continuing Operations and cumulative Total Shareholder Return (as defined in the attached letter agreement) of the Company for the EPS Performance Period and the TSR Performance Period. I agree to be bound by the terms and provisions of the Plan, as the Plan may be amended from time to time, and the attached letter agreement; provided, however, that no alteration, amendment, revocation or termination of the Plan shall, without my written consent, adversely affect my rights with respect to this Performance-Based Deferred Stock Unit Award.

IN WITNESS WHEREOF, I have executed this Performance-Based Deferred Stock Unit Award Acceptance Form as of                 , the date on which the Performance-Based Deferred Stock Unit Award was granted to me, subject to the terms and conditions set forth in the Plan and in the attached letter agreement.

Number of Shares of Common Stock for which

Performance-Based Deferred Stock Unit Award

is Granted -

[name of participant]

[address of participant]

Participant’s Signature	Date

For your grant to be effective, one

signed copy of this form must be

returned by                      to:

Maureen L. Hogel

Senior Vice President and Chief Legal and Administrative Officer

Duquesne Light

411 Seventh Avenue

16th Floor (16-3)

Pittsburgh, PA 15219

Retain the other signed copy of this form for your records.